UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No.  )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

BEASLEY BROADCAST GROUP, INC.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

NOTICE OF ACTION TAKEN PURSUANT TO WRITTEN CONSENT OF STOCKHOLDERS AND INFORMATION STATEMENT

This Information Statement is dated [●], 2024 and is first being provided to our stockholders on or about [●], 2024.

To the stockholders of Beasley Broadcast Group, Inc.:

This Notice and accompanying Information Statement are being furnished to the stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), in connection with an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to authorize a Reverse Stock Split (as defined below) of the Company’s outstanding Common Stock (as defined below) with a ratio between 1-for-5 and 1-for-20, which has been approved by holders of a majority in voting power of issued and outstanding shares of our Common Stock (together, the “Majority Stockholders”) by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the General Corporation Law of the State of Delaware (the “DGCL”) on [August] [26], 2024.

As of 5:00 p.m. Eastern time on [August] [26], 2024, the Company had [●] shares of Class A Common Stock, $.001 par value, outstanding (the “Class A Common Stock”) and [●] shares of Class B Common Stock, $.001 par value, outstanding (the “Class B Common Stock” and, together with the Class A Common Stock, “Common Stock”). On matters other than the election of directors, the holders of Class A Common Stock and Class B Common Stock vote as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

Please review the Information Statement accompanying this Notice for a more complete description of the Reverse Stock Split.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

The Board of Directors of the Company (the “Board”) has unanimously determined that it is advisable and in the best interests of the Company and its stockholders to approve and adopt an amendment to the Certificate of Incorporation to authorize the Reverse Stock Split. On [August] [26], 2024, the Majority Stockholders acted by written consent to approve and adopt an amendment to the Certificate of Incorporation, to authorize a reverse stock split of Common Stock at a ratio of not less than 1-for-5 and not more than 1-for-20 (the “Reverse Stock Split”), with such final ratio to be determined at the sole discretion of the Board and with such Reverse Stock Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (the “Corporate Action”).

Because the matters set forth in this Notice and the accompanying Information Statement have been duly authorized and approved by the Company’s Board and, to the extent necessary, by the written consent of the Majority Stockholders, we have not solicited, and will not be soliciting, your authorization or approval of the Corporate Action. We are furnishing this Notice and the accompanying Information Statement solely to provide you with material information concerning the actions taken in connection with the written consent of the Majority Stockholders in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Notice and the accompanying Information Statement also constitute notice to you under Section 228 of the DGCL of the taking of corporate actions without a meeting by less than unanimous written consent of the Company’s stockholders.

[August] [26], 2024 is the record date for the determination of stockholders entitled to notice of the action by written consent. Pursuant to Rule 14c-2 under the Exchange Act, the Corporate Action can be taken no sooner than 20 calendar days after the accompanying Information Statement is first mailed to the Company’s stockholders. Because the accompanying Information Statement is first being mailed to the Company’s stockholders on [●], 2024, the Corporate Action may be taken on or after [●], 2024.

We encourage you to read the entire Information Statement carefully and thank you for your continued interest in the Company.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF INFORMATION STATEMENT

This Information Statement is being made available, beginning [●], 2024, at our website www.bbgi.com. Stockholders may obtain, free of charge, a copy of the Information Statement by writing to Beasley Broadcast Group, Inc., Attn: Investor Relations, 3033 Riviera Drive, Suite 200, Naples, Florida 34103 or by calling (239) 263-5000. Please note that the information contained on our website is not incorporated by reference in, or considered to be part of, this Information Statement.

By Order of the Board of Directors,

Chris Ornelas

General Counsel and Secretary

Naples, Florida

[●], 2024

3033 Riviera Drive

Suite 200

Naples, Florida 34103

(239) 263-5000

ABOUT THIS INFORMATION STATEMENT

This Information Statement is being furnished to the stockholders of Beasley Broadcast Group, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), in connection with an amendment (the “Amendment”) to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to authorize a Reverse Stock Split (as defined below) approved by holders of a majority in voting power of the issued and outstanding shares of our Common Stock (as defined below) by written consent in lieu of a meeting of stockholders pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”) on [August] [26], 2024.

This Information Statement is first being provided on or about [●], 2024 to stockholders of record of the Company as of [August] [26], 2024 (the “Record Date”) and is being delivered to inform you of the corporate actions described herein before they take effect in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to review this Information Statement for a more complete description of the contemplated Amendment and Reverse Stock Split.

As of 5:00 p.m. Eastern time on the Record Date, the Company had [●] shares of Class A Common Stock, $.001 par value, outstanding (the “Class A Common Stock”) and [●] shares of Class B Common Stock, $.001 par value, outstanding (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). On matters other than the election of directors, the holders of Class A Common Stock and Class B Common Stock vote as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes.

The Board of Directors of the Company (the “Board”) has unanimously determined that it is advisable and in the best interests of the Company and its stockholders to approve and adopt the Amendment. Also, on [August] [26], 2024, certain stockholders affiliated with the Beasley family holding [●] shares of Class A Common Stock and [●] shares of Class B Common Stock, constituting approximately [●]% of the voting power of the issued and outstanding Common Stock (together, the “Majority Stockholders”), acted by written consent (the “Stockholders’ Written Consent”) to approve and adopt the Amendment to authorize a reverse stock split of Common Stock at a ratio of not less than 1-for-5 and not more than 1-for-20 (the “Reverse Stock Split”), with such final ratio to be determined at the sole discretion of the Board and with such Reverse Stock Split to be effected at such time and date, if at all, as determined by the Board in its sole discretion (the “Corporate Action”).

The Corporate Action approved in the Stockholders’ Written Consent will not become effective until [●], 2024, which is more than 20 calendar days following the date on which this Information Statement was first sent to our stockholders.

Pursuant to Section 228 of the DGCL, we are required to provide prompt notice of the taking of corporate action by written consent to our stockholders as of the Record Date who have not consented in writing to such action and who would have been entitled to notice of the meeting if the action had been taken at a meeting and if the record date for the notice of the meeting were the Record Date. This Information Statement serves as the notice required by Section 228 of the DGCL.

No vote or other consent of our stockholders is solicited in connection with this Information Statement. We Are Not Asking You for a Proxy and You are Requested Not To Send Us a Proxy.

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF INFORMATION STATEMENT

We are using the internet as the primary means for furnishing this Information Statement to stockholders. Consequently, most stockholders will not receive paper copies of this Information Statement. We will instead send these stockholders a Notice of Internet Availability with instructions for accessing this Information Statement online. The Notice of Internet Availability also provides information on how stockholders may obtain paper copies of this Information Statement if they so choose. We encourage stockholders to take advantage of the online availability of information statement materials, as we believe it helps in conserving natural resources and reduces our printing and mailing costs.

AMENDMENT TO THE ARTICLES OF INCORPORATION TO AUTHORIZE THE REVERSE STOCK SPLIT

Introduction

Our Board and the Majority Stockholders have each adopted resolutions approving, declaring advisable and adopting the Amendment to allow for the Board, in its discretion, to effect the Reverse Stock Split by filing a certificate of amendment to the Certificate of Incorporation (the “Certificate of Amendment”), in the form attached to this Information Statement as Appendix A.

Our Board and Majority Stockholders approved the Amendment to authorize the Reverse Stock Split of our outstanding shares of Common Stock by combining all outstanding shares of each class of Common Stock into a lesser number of outstanding shares of the same respective class of Common Stock at a ratio of not less than 1-for-5 and not more than 1-for-20, with the exact ratio to be set within this range by our Board at its sole discretion. The Reverse Stock Split would become effective upon the filing and effectiveness of the Certificate of Amendment with the Secretary of State of the State of Delaware. Upon the effectiveness of the Certificate of Amendment, the issued and outstanding shares of a class of Common Stock will be reclassified and combined into a lesser number of shares such that one share of the same respective class of Common Stock will be issued for a specified number of shares in accordance with the ratio for the Reverse Stock Split selected by our Board. No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share, as explained more fully below.

The ratio of the Reverse Stock Split, if effected, would be publicly announced prior to the Effective Time (as defined below) of the Reverse Stock Split.

The exact timing of the filing of the Certificate of Amendment and the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to the Company and our stockholders. In addition, our Board would have, and reserves, the right, notwithstanding stockholder approval and without further action by our stockholders, to abandon the filing of the Certificate of Amendment and the Reverse Stock Split if, at any time prior to the effectiveness of the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our stockholders to proceed.

Background of the Reverse Stock Split

As previously disclosed, on October 13, 2023, the Nasdaq’s Listing Qualifications Department notified us that, over the previous 30 consecutive business days, the bid price of our Class A Common Stock had closed below the $1.00 per share minimum bid price requirement for continued inclusion on the Nasdaq Global Market pursuant to Nasdaq Listing Rule 5450(a)(1) (the “Minimum Bid Price Requirement”). Therefore, in accordance with Listing Rule 5810(c)(3)(A), we were provided an initial period of 180 calendar days (the “Initial Compliance Period”), or until April 10, 2024, to regain compliance. Prior to the expiration of the Initial Compliance Period, we filed an application to transfer the listing of our Class A Common Stock from the Nasdaq Global Market to the Nasdaq Capital Market and received approval from The Nasdaq Stock Market LLC. As a result, we were granted an additional 180-day compliance period, or until October 7, 2024, to regain compliance with the Minimum Bid Price Requirement. To regain compliance with the Minimum Bid Price Requirement and qualify for continued listing on the Nasdaq Capital Market, the minimum bid price per share of our Class A Common Stock must be at least $1.00 for at least ten consecutive business days during the additional 180-day compliance period. If the Company fails to regain compliance during the additional compliance period, then Nasdaq will notify the Company of its determination to delist our Class A Common Stock, at which point the Company would have an opportunity to appeal the delisting determination to a Nasdaq hearings panel.

Reasons for the Reverse Stock Split

Our primary objective in authorizing the Reverse Stock Split is to raise the per share trading price of our Class A Common Stock. The Board believes that having the ability to implement the Reverse Stock Split would better enable us to maintain the listing of our Class A Common Stock on the Nasdaq Capital Market. Also, if the Reverse Stock Split is implemented, we believe it could facilitate higher levels of institutional stock ownership, where investment policies generally prohibit investments in lower-priced securities, and better enable us to potentially raise funds to finance operations.

Board Discretion to Implement or Abandon Reverse Stock Split

Although the Board presently intends to effect the Reverse Stock Split only if necessary to regain compliance with the Minimum Bid Price Requirement, under Section 242(c) of the DGCL, the Board has reserved the right to abandon the Amendment at any time (without further action by our stockholders) before the Certificate of Amendment is filed with the Secretary of State of the State of Delaware.

The Board may consider a variety of factors in determining whether to proceed with the Amendment, including overall trends in the stock market, recent changes and anticipated trends in the per-share market price of our Class A Common Stock, the trading price of our Class A Common Stock relative to Nasdaq minimum listing requirements, business developments, our actual and projected financial performance, and other factors described below. If the closing bid price of our Class A Common Stock on the Nasdaq Capital Market reaches a minimum of $1.00 per share and remains at or above that level for a minimum of ten consecutive trading days, the Board may decide to abandon the Amendment.

Reducing the number of outstanding shares of Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Class A Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Class A Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Class A Common Stock will increase following the Reverse Stock Split or that the market price of our Class A Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Class A Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Class A Common Stock outstanding before the Reverse Stock Split.

Criteria to be Used for Decision to Effect the Reverse Stock Split

The exact ratio of the Reverse Stock Split, within the 1-for-5 to 1-for-20 range, would be determined by our Board and publicly announced by us prior to the Effective Time of the Amendment. In determining whether to proceed with the Reverse Stock Split and setting the appropriate ratio for the Reverse Stock Split, the Board expects to consider, among other things, a number of factors such as:

•	our ability to satisfy the initial listing requirements of Nasdaq;

•	the historical trading prices and trading volume of our Class A Common Stock;

•	the number of shares of our Class A Common Stock and Class B Common Stock outstanding immediately before and after the Reverse Stock Split;

•

the then-prevailing and expected trading prices and trading volume of our Class A Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Class A Common Stock; and

•	prevailing general market and economic conditions.

Risks Factors Associated with the Reverse Stock Split

We cannot assure you that the Reverse Stock Split, if implemented, will have the desired effect of raising the price of our Class A Common Stock over the long term. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the market price per post-split share of our Class A Common Stock would either exceed or remain in excess of the $1.00 minimum bid price for a sustained period of time, as required by Nasdaq;

•

the trading price per share of our Class A Common Stock after the Reverse Stock Split would rise in proportion to the reduction in the number of pre-split shares of Class A Common Stock outstanding before the Reverse Stock Split;

•	the Reverse Stock Split would result in a per share price that would increase the level of investment by institutional investors or increase analyst and broker interest in our company; or

•	the Reverse Stock Split will result in decreased transaction costs for our stockholders.

In addition, there can be no assurance that our Class A Common Stock will not be delisted due to a failure to meet other continued listing requirements, even if the market price per post-split share of our Class A Common Stock remains in excess of $1.00.

The market price of our Class A Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the Reverse Stock Split is consummated and the trading price of Class A Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the Reverse Stock Split. Furthermore, the liquidity of Class A Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the Reverse Stock Split.

Moreover, if the Reverse Stock Split is implemented, some stockholders may consequently own less than 100 shares of Class A Common Stock. A purchase or sale of less than 100 shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than 100 shares of Class A Common Stock following the Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares of Class A Common Stock.

Potential Effects of the Reverse Stock Split

If the Reverse Stock Split is effected, each stockholder will own a reduced number of shares of Common Stock. This would affect all of the Company’s stockholders uniformly and would not affect any stockholder’s percentage ownership in the Company, except to the extent that the Reverse Stock Split results in a stockholder owning a fractional share as described below. The number of stockholders of record would not be affected by the Reverse Stock Split, except to the extent that any stockholder holds only a fractional share and receives cash in lieu of such fractional share after the Reverse Stock Split.

Proportionate voting rights and other rights of the holders of shares of Common Stock would not be affected by the Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 5% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold approximately 5% of the voting power of the outstanding shares of Common Stock after the Reverse Stock Split.

As of the date hereof, the Certificate of Incorporation authorizes 235,000,000 shares, consisting of: (a) 150,000,000 shares of Class A Common Stock, (b) 75,000,000 shares of Class B Common Stock, and (c) 10,000,000 shares of preferred stock, par value of $.001 per share (the “Preferred Stock”). The Reverse Stock

Split would not change the number of authorized shares. Therefore, because the number of issued and outstanding shares of Common Stock would decrease, the number of shares remaining available for issuance by us in the future would increase. These additional shares would be available for issuance from time to time for corporate purposes such as issuances of shares of Common Stock in connection with capital-raising transactions and acquisitions of companies or other assets, as well as for issuance upon conversion or exercise of securities, such as convertible debt, warrants, or options convertible into or exercisable for shares of Common Stock. We believe that the availability of the additional shares will provide us with flexibility to meet business needs as they arise, to take advantage of favorable opportunities, and to respond effectively in a changing corporate environment. If we issue additional shares for any of these purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. The Company regularly considers its capital requirements and may conduct securities offerings, including equity and/or equity linked offerings, in the future. There are currently no specific plans, arrangements, agreements, or understandings for the issuance of the additional authorized but unissued and unreserved shares of Common Stock that would result from the Reverse Stock Split.

The increase in the number of shares of authorized but unissued and unreserved Common Stock will have an “antitakeover effect” by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Certificate of Incorporation or the Company’s Fourth Amended and Restated Bylaws (the “Bylaws”). The increased number of available authorized but unissued shares as a result of the Reverse Stock Split would give the Company’s management more flexibility to resist or impede a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Although not designed or intended for such purposes, the effect of the increased available shares might be to make more difficult or to discourage an attempt to take over or otherwise acquire control of the Company (for example, by permitting issuances that would dilute the stock ownership of a person or entity seeking to effect a change in the composition of the Board or contemplating a tender offer or other change in control transaction). Any such anti-takeover effect of the Reverse Stock Split would be in addition to existing anti-takeover provisions of the Certificate of Incorporation and the Bylaws.

Our Board is not presently aware of any attempt, or contemplated attempt, to acquire control of the Company, and the Reverse Stock Split is not part of any plan by our Board to recommend or implement a series of anti-takeover measures.

If the Reverse Stock Split is implemented, consistent with the terms of the Company’s 2007 Equity Incentive Award Plan (the “2007 Plan”) and outstanding awards granted under the 2007 Plan, the total number of shares of Class A Common Stock issuable upon exercise, vesting or settlement of such awards and the total number of shares of Class A Common Stock remaining available for future awards under the 2007 Plan, as well as any share-based limits in the 2007 Plan, would be proportionately reduced based on the Reverse Stock Split ratio, and any fractional shares that may result therefrom shall be rounded down to the nearest whole share. Furthermore, the exercise price of any outstanding options under the 2007 Plan will be proportionately increased based on the Reverse Stock Split ratio, and the resulting exercise price will be rounded up to the nearest whole cent.

Assuming Reverse Stock Split ratios of 1-for-5, 1-for-12 and 1-for-20, which reflect the low end, middle and high end of the range that the Majority Stockholders have approved, the following table contains approximate information relating to the shares of Common Stock before and immediately following the Reverse

Stock Split based on share information as of [August] [26], 2024, without giving effect to the treatment of fractional shares:

	Before Reverse Stock Split	Reverse Stock Split Ratio of 1-for-5	Reverse Stock Split Ratio of 1-for-12	Reverse Stock Split Ratio of 1-for-20
Authorized Common Stock	225,000,000	225,000,000	225,000,000	225,000,000
Outstanding Common Stock	30,705,218	6,141,044	2,558,768	1,535,261
Number of shares of Class A Common Stock subject to outstanding awards under the 2007 Plan(1)	1,591,245	318,249	132,604	79,562
Number of shares of Class A Common Stock authorized for future issuance under the 2007 Plan(2)	1,320,571	264,114	110,048	66,029
Number of authorized and unreserved shares of Common Stock not outstanding(3)	191,382,966	218,276,593	222,198,581	223,319,148

(1)	Consists of shares reserved for issuance pursuant to outstanding restricted stock units.
(2)	Consists of shares reserved for future issuance under the 2007 Plan, excluding shares issuable under outstanding restricted stock units.
(3)	Consists of shares authorized but unissued and unreserved for future issuance.

No fractional shares of Common Stock will be issued in connection with the Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock pursuant to the Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

The Class A Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split would not affect the registration of our Class A Common Stock under the Exchange Act. After the Reverse Stock Split, our Class A Common Stock would continue to be reported on the Nasdaq Capital Market under the symbol “BBGI.”

Effective Time

If the Board elects to proceed with the Reverse Stock Split in one of the approved ratios, the Reverse Stock Split would become effective as of the date and time provided in the Certificate of Amendment filed with the Secretary of State of the State of Delaware (the “Effective Time”). Except as explained below with respect to fractional shares, at the Effective Time, all shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into a lesser number of shares of the applicable class of Common Stock in accordance with the Reverse Stock Split ratio determined by the Board.

Treatment of Fractional Shares

No fractional shares of Common Stock will be issued as a result of the Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of shares of Common Stock would otherwise be entitled as a result of the Reverse Stock Split (after aggregating all fractional shares such holder would otherwise be entitled to receive), the Company shall pay cash (without interest) for such holder’s fractional share equal to the product of the closing sales price of our Class A Common Stock as reported on the Nasdaq Capital Market on the date on which the Effective Time occurs multiplied by the number of shares of pre-split common stock held by the stockholder that would otherwise have been exchanged for such fractional share. After the Reverse Stock Split, then-current stockholders would have no further interest in our Company with respect to their fractional shares.

A stockholder otherwise entitled to a fractional share would not have any voting, dividend or other rights in respect of such fractional share except to receive the cash payment (without interest) as described above. Such cash payments would reduce the number of post-split stockholders to the extent that there are stockholders holding fewer than that number of pre-split shares within the range of exchange ratios described above. Reducing the number of post-split stockholders, however, is not the purpose of the Reverse Stock Split. As of the Record Date, there were approximately [●] stockholders of record of our Common Stock. If the Board elects to implement the Reverse Stock Split, the Company does not expect that cashing out fractional stockholders would significantly reduce the number of stockholders of record of our Common Stock.

Shares of Common Stock held in registered form (that is, shares held by you in your own name on our Company’s share register maintained by our transfer agent) and shares of Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the Reverse Stock Split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the Reverse Stock Split.

Effect on Non-Registered Stockholders

Non-registered stockholders holding shares of our Common Stock through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by us for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of a fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

Book-Entry Shares and Payment for Fractional Shares

The combination of and reduction in the number of shares of Common Stock as a result of the Reverse Stock Split would occur automatically at the Effective Time without any action on the part of our stockholders. Our registered stockholders may hold some or all of their shares of Common Stock electronically in book-entry form. These stockholders will not have stock certificates evidencing their ownership of shares of Common Stock. They are, however, provided with a statement reflecting the number of shares of Common Stock registered in their accounts.

Stockholders who hold registered shares of our Common Stock in book-entry form do not need to take any action to receive post-split shares of our Common Stock in registered book-entry form or the cash payment in lieu of any fractional share, if applicable. These stockholders will have their pre-split shares exchanged automatically and an account statement will be mailed to them upon exchange indicating the number of post-split shares of Common Stock owned by such stockholders. If a stockholder is entitled to a cash payment in lieu of a fractional share, a check will also be mailed to such stockholders’ registered address as soon as practicable after the Reverse Stock Split becomes effective. By signing and cashing this check, such stockholders will warrant that they owned the shares of our Common Stock for which they received the cash payment.

Exchange of Stock Certificates and Payment for Fractional Shares

The combination of and reduction in the number of shares of Common Stock as a result of the Reverse Stock Split would occur automatically at the Effective Time without any action on the part of our stockholders and without regard to the date that stock certificates representing pre-split shares of Common Stock are physically surrendered for new stock certificates representing post-split shares of Common Stock.

As soon as practicable after the Effective Time, transmittal forms will be mailed to each holder of record of certificates for shares of our Common Stock to be used in forwarding such certificates for surrender in exchange for any cash payment due for fractional shares and, if so elected by the holder, certificates representing the number of post-split shares of our Common Stock such stockholder is entitled to receive as a result of the Reverse Stock Split. Our transfer agent will act as exchange agent for purposes of implementing the payment in lieu of fractional shares and exchange of stock certificates. The transmittal forms will be accompanied by instructions specifying other details of the exchange. Upon receipt of the transmittal form, each stockholder should surrender the certificates representing shares of our Common Stock prior to the reverse stock split in accordance with the applicable instructions. Each stockholder who surrenders certificates will receive any cash payment due for fractional shares and, upon payment of the applicable fee, new certificates representing the whole number of shares of our Common Stock that such stockholder holds as a result of the reverse stock split. STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR EXCHANGE AGENT. STOCKHOLDERS ARE ENCOURAGED TO PROMPTLY SURRENDER CERTIFICATES TO THE EXCHANGE AGENT FOLLOWING RECEIPT OF TRANSMITTAL FORMS IN ORDER TO AVOID HAVING SHARES POSSIBLY BECOMING SUBJECT TO ESCHEAT LAWS. No new certificates and no payments in lieu of fractional shares will be issued to a stockholder until the stockholder has surrendered its outstanding stock certificate(s) together with the properly completed and executed transmittal form to the exchange agent.

No Appraisal Rights

Under the DGCL, our stockholders do not have a right to dissent and are not entitled to appraisal rights with respect to the Amendment to effect the Reverse Stock Split, and we will not independently provide our stockholders with any such rights.

No Going Private Transaction

Notwithstanding the change in the number of outstanding shares following the Reverse Stock Split, the Board does not intend for the Reverse Stock Split to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

Accounting Treatment of the Reverse Stock Split

If the Reverse Stock Split is effected, the par value per share of our Common Stock and our Preferred Stock will remain unchanged at $.001. Accordingly, at the Effective Time, the stated capital on the Company’s consolidated balance sheets attributable to our Common Stock and Preferred Stock will be reduced in proportion to the size of the Reverse Stock Split ratio, and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Our stockholders’ equity, in the aggregate, will remain unchanged. Per share net income or loss will be increased because there will be fewer shares of Common Stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Interest of Certain Persons in or Opposition to the Corporate Action

Certain of our officers and directors have an interest in this proposal as a result of their ownership of shares of our Common Stock, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” below. However, we do not believe that our officers or directors have interests in this proposal that are different from or greater than those of any other of our stockholders.

Certain Material U.S. Federal Income Tax Consequences

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our shares of Common Stock, but does not purport to be a complete analysis of all potential tax effects. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”) in effect as of the date of this Proxy Statement. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a holder of our shares of Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance that the IRS or a court will not take a contrary position regarding the tax consequences of the Reverse Stock Split. This discussion is limited to holders that hold shares of Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation: U.S. expatriates and former citizens or long-term residents of the United States; persons holding our shares of Common Stock as part of a hedge, straddle, or other risk reduction strategy or as part of a conversion transaction or other integrated investment; banks, insurance companies, and other financial institutions; brokers, dealers, or traders in securities; “controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax; partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein); tax-exempt organizations or governmental organizations; persons deemed to sell our shares of Common Stock under the constructive sale provisions of the Code; persons who hold or receive our shares of Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation; tax-qualified retirement plans; persons who actually or constructively own or have owned more than 5% of our common stock; “qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and persons subject to special tax accounting rules as a result of any item of gross income with respect to shares of Common Stock being taken into account in an applicable financial statement. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of Common Stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner, upon the activities of the partnership and the partner, and upon certain determinations made at the partner level. Holders and partners in entities or arrangements treated as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, state, local, and foreign income and other tax consequences of the Reverse Stock Split.

Tax Consequences to U.S. Holders

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our shares of Common Stock who is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash received in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis of the U.S. holder in the new shares should equal the U.S. holder’s aggregate tax basis in its old shares of Common Stock (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the new shares should include the holding period for the old shares.

A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split generally should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the U.S. holder’s tax basis in the old shares that is allocated to such fractional share of our Common Stock. Such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the old shares for more than one year as of the effective date of the Reverse Stock Split. The deductibility of capital losses is subject to limitations.

U.S. holders should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Tax Consequences to Non-U.S. Holders

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of Common Stock that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes). Generally, a non-U.S. holder will not recognize any gain or loss upon the Reverse Stock Split. In particular, any gain or loss realized with respect to cash received in lieu of a fractional share generally will not be subject to U.S. federal income or withholding tax unless (a) such gain or loss is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), (b) the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the Reverse Stock Split and certain other conditions are met, or (c) our shares of Common Stock constitute a U.S. real property interest by reason of our status as a U.S. real property holding corporation for U.S. federal income tax purposes.

The gain described in clause (a) above generally will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a U.S. holder. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A non-U.S. holder described in clause (b) above generally will be subject to U.S. federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain realized with respect to cash received in lieu of a fractional share, which may be offset by certain U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States, provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. With respect to clause (c) above, we believe we are not currently and do not anticipate becoming a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property interests relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance that we are not a U.S. real property holding corporation or will not become a U.S. real property holding corporation in the future. Even if we are or were to become a U.S. real property holding corporation, gain realized with respect to cash received in lieu of a fractional share by a non-U.S. holder will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market.

Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules to their particular circumstances.

Information Reporting and Backup Withholding

Payments of cash made in lieu of a fractional share of our Common Stock may, under certain circumstances, be subject to information reporting and “backup withholding.” To avoid backup withholding, each holder of our shares of Common Stock that does not otherwise establish an exemption should furnish its taxpayer identification number and comply with the applicable certification procedures. Backup withholding is not an additional tax, and amounts withheld may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS. Holders of Common Stock should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our Class A Common Stock and Class B Common Stock as of [August] [26], 2024 by:

•	Each person, or a group of affiliated persons, who is known by the Company to own beneficially more than 5% of our Class A Common Stock or Class B Common Stock;

•	Each of the Company’s directors;

•	Each of the Company’s named executive officers; and

•	All of the Company’s executive officers and directors as a group.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission (the “SEC”) and generally includes any shares over which a person exercises sole or shared voting or investment power. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted. Shares of Class B Common Stock are convertible into shares of Class A Common Stock on a one-for-one basis at the option of the holder at any time and are all deemed outstanding for calculating the percentage of outstanding shares of the person holding those shares of Class B Common Stock but are not deemed outstanding for calculating the percentage of any other person. Restricted stock units that will vest within 60 days are deemed outstanding for calculating the percentage of outstanding shares of the person holding those restricted stock units but are not deemed outstanding for calculating the percentage of any other person. The address of each beneficial owner, unless stated otherwise, is c/o Beasley Broadcast Group, 3033 Riviera Drive, Suite 200, Naples, Florida 34103.

	Common Stock
	Class A(1)			Class B
Name and Address of Beneficial Owner	Number of Shares		Percent of Class	Number of Shares		Percent of Class	Percent of Total Economic Interest(2)	Percent of Total Voting Power(3)
Caroline Beasley	577,708	(4)	4.1%	1,171,717	(5)	7.0%	5.7%	6.8%
Bruce G. Beasley	448,092	(6)	3.2	1,171,717	(7)	7.0	5.3	6.7
Brian E. Beasley	487,186	(8)	3.5	1,070,776	(9)	6.4	5.1	6.2
Peter A. Bordes, Jr.	564,432	(10)	4.0	—		—	1.8	*
Michael J. Fiorile	133,743		1.0	—		—	*	*
Leslie V. Godridge	118,129		*	—		—	*	*
Gordon H. Smith	83,678		*	—		—	*	*
Charles M. Warfield	105,847		*	—		—	*	*
Entities affiliated with the Beasley family	1,119,810	(11)	8.0	10,226,400	(12)	61.4	37.0	57.2
GAMCO Investors, Inc.	1,167,125	(13)	8.3	—		—	3.8	*
Bradley C. Beasley	158,679	(14)	1.1	1,202,969	(15)	7.2	4.4	6.7
Robert E. Beasley	16,510	(16)	*	814,981	(17)	4.9	2.7	4.5
Stephen F. Lappert	958,685	(18)	6.8	—		—	3.1	*
All directors and executive officers as a group (10 persons)	3,832,081		27.3%	13,640,610		81.9%	56.9%	77.6%

*	Less than one percent.
(1)

For the purpose of calculating the percentage of Class A Common Stock held by each stockholder, the total number of shares of Class A Common Stock outstanding does not include the shares of Class A Common Stock issuable upon conversion of the outstanding shares of Class B Common Stock.

(2)

The percent of total economic interest for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock plus the number of shares beneficially owned of Class B Common Stock divided by the sum of (i) 14,042,475 shares of Class A Common Stock outstanding; and (ii) 16,662,743 shares of Class B Common Stock outstanding.

(3)

The percent of total voting power for each beneficial owner is based on the number of shares beneficially owned of Class A Common Stock, which carry one vote per share, plus the number of shares beneficially owned of Class B Common Stock, which carry ten votes per share, multiplied by ten, divided by the sum of (i) 14,042,475 shares of Class A Common Stock outstanding; and (ii) 16,662,743 shares of Class B Common Stock outstanding multiplied by ten to reflect the ten votes per share for Class B Common Stock.

(4)	Includes (i) 575,798 shares held by the beneficial owner; and (ii) 1,910 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08.
(5)

Includes (i) 553,276 shares held by the Barbara Caroline Beasley Revocable Trust dated April 14, 1998; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 12/9/08; and (iii) 122,677 shares held by the George G. Beasley Trust f/b/o Barbara Caroline Beasley u/a/d 6/02/21.

(6)	Includes (i) 446,182 shares held by the beneficial owner; and (ii) 1,910 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08.
(7)

Includes (i) 553,276 shares held by the Bruce G. Beasley Revocable Trust dated June 19, 2006; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 12/9/08; and (iii) 122,677 shares held by the George G. Beasley Trust f/b/o Bruce G. Beasley u/a/d 6/02/21.

(8)

Includes (i) 471,676 shares held by the beneficial owner; (ii) 1,910 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08; and (iii) 13,600 shares held by the beneficial owner’s children.

(9)

Includes (i) 196,540 shares held by the Brian E. Beasley Revocable Trust dated June 17, 2003; (ii) 751,560 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 12/9/08; and (iii) 122,676 shares held by the George G. Beasley Trust f/b/o Brian E. Beasley u/a/d 6/02/21.

(10)

Includes (i) 74,670 shares of Class A Common Stock owned of record by Mr. Bordes; and (ii) 489,762 shares of Class A Common Stock owned of record by the Peter A. Bordes, Jr. 2009 Gift Trust (the “Gift Trust”), of which Mr. Bordes is co-trustee.

(11)

Includes: (i) 1,071,595 shares of Class A Common Stock held of record by GGB Family Limited Partnership; (ii) 47,733 shares of Class A Common Stock held of record by GGB II Family Limited Partnership; and (iii) 482 shares of Class A Common Stock held of record by GGB Family Enterprises, Inc. GGB Family Enterprises, Inc. is the general partner of each of GGB Family Limited Partnership and GGB II Family Limited Partnership. GGB Family Enterprises, Inc. is controlled by five trusts that are in turn controlled by Ms. Caroline Beasley, Mr. Bruce G. Beasley, Mr. Brian E. Beasley, Mr. Bradley C. Beasley and Dr. Robert E. Beasley. Each of them disclaims beneficial ownership of the securities held of record by GGB Family Limited Partnership, GGB II Family Limited Partnership, and GGB Family Enterprises, Inc.

(12)

Includes (i) 332,171 shares of Class B Common Stock held of record by GGB Family Limited Partnership; and (ii) 9,894,229 shares of Class B Common Stock held of record by GGB II Family Limited Partnership. GGB Family Enterprises, Inc. is the general partner of each of GGB Family Limited Partnership and GGB II Family Limited Partnership. GGB Family Enterprises, Inc. is controlled by five trusts that are in turn controlled by Ms. Caroline Beasley, Mr. Bruce G. Beasley, Mr. Brian E. Beasley, Mr. Bradley C. Beasley and Dr. Robert E. Beasley. Each of them disclaims beneficial ownership of the securities held of record by GGB Family Limited Partnership and GGB II Family Limited Partnership.

(13)

Includes (i) 275,000 shares held by Gabelli Funds, LLC; (ii) 727,125 shares held by GAMCO Asset Management, Inc.; and (iii) 165,000 shares held by Teton Advisors, Inc. The information presented is based on a Schedule 13D/A filed with the SEC on December 29, 2022 by GAMCO Investors, Inc. The business address for GAMCO Investors, Inc. is One Corporate Center, Rye, NY 10580.

(14)

Includes (i) 78,450 shares held by the beneficial owner; (ii) 64,219 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; (iii) 1,910 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08 and (iv) 14,100 shares held by the beneficial owner’s children.

(15)

Includes (i) 584,528 shares held by the Bradley C. Beasley Revocable Trust dated July 13, 1999; (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 12/9/08; and (iii) 122,677 shares held by the George G. Beasley Trust f/b/o Bradley C. Beasley u/a/d 6/02/21.

(16)	Includes (i) 1,910 shares held by the George G. Beasley Trust f/b/o Robert E. Beasley u/a/d 12/9/08; and (ii) 14,600 shares held by the beneficial owner’s children.
(17)

Includes (i) 196,540 shares held by the Robert E. Beasley Revocable Trust dated August 20, 2004 and (ii) 495,764 shares held by the George G. Beasley Trust f/b/o Robert E. Beasley u/a/d 12/9/08; and (iii) 122,677 shares held by the George G. Beasley Trust f/b/o Robert E. Beasley u/a/d 6/02/21.

(18)

Includes (i) 489,762 shares of Class A Common Stock owned of record by the Gift Trust; and (ii) an aggregate of 468,923 shares of Class A Common Stock owned of record by two Grantor Retained Annuity Trusts in the name of Lee Bordes (the “Lee Bordes GRATs”), of which Ms. Bordes is co-trustee. Mr. Lappert is co-trustee of the Gift Trust and each of the Lee Bordes GRATs. The business address for each of Stephen F. Lappert, the Lee Bordes GRATs and the Gift Trust is c/o Carter Ledyard & Millburn LLP, Two Wall Street, New York, NY 10005. The information presented is based on a Schedule 13D/A filed by them with the SEC on July 30, 2018.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements in addition to historical information. When used in this Information Statement, the words “can,” “will,” “intends,” “expects,” “believes,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. All statements that address activities, events or developments that the Company intends, expects or believes may occur in the future are forward-looking statements. Forward-looking statements, by their nature, address matters that are, to different degrees, uncertain. Key risks are described in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including its annual report on Form 10-K and quarterly reports on Form 10-Q. Readers should note that forward-looking statements are subject to change and to inherent risks and uncertainties and may be impacted by several factors, including:

•	our Board’s discretion whether to implement the Reverse Stock Split and uncertainties regarding the effects of the Reverse Stock Split;

•	our ability to comply with the continued listing standards of the Nasdaq Capital Market;

•	risk from social and natural catastrophic events;

•	external economic forces and conditions that could have a material adverse impact on our advertising revenues and results of operations;

•	the ability of our stations to compete effectively in their respective markets for advertising revenues;

•	our ability to develop compelling and differentiated digital content, products and services;

•	audience acceptance of our content, particularly our audio programs;

•	our ability to respond to changes in technology, standards and services that affect the audio industry;

•	our dependence on federally issued licenses subject to extensive federal regulation;

•	actions by the Federal Communications Commission (“FCC”) or new legislation affecting the audio industry;

•	increases to royalties we pay to copyright owners or the adoption of legislation requiring royalties to be paid to record labels and recording artists;

•	our dependence on selected market clusters of stations for a material portion of our net revenue;

•	credit risk on our accounts receivable;

•	the risk that our FCC licenses and/or goodwill could become impaired;

•	our substantial debt levels and the potential effect of restrictive debt covenants on our operational flexibility and ability to pay dividends;

•	the potential effects of hurricanes on our corporate offices and stations;

•	the failure or destruction of the internet, satellite systems and transmitter facilities that we depend upon to distribute our programming;

•	disruptions or security breaches of our information technology infrastructure and information systems;

•	the loss of key personnel;

•	our ability to integrate acquired businesses and achieve fully the strategic and financial objectives related thereto and their impact on our financial condition and results of operations;

•	the fact that our Company is controlled by the Beasley family, which creates difficulties for any attempt to gain control of our Company; and

•	other economic, business, competitive, and regulatory factors affecting our businesses, including those set forth in our filings with the SEC.

EXPENSE OF INFORMATION STATEMENT

The Company will pay all costs associated with the distribution of the Information Statement, including the costs of printing and mailing, and all documents that now accompany or may after supplementing it. The Company has asked or will ask brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

MISCELLANEOUS

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other information with the SEC. You may obtain such SEC filings from the SEC’s website at http://www.sec.gov. You can also read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

OTHER MATTERS

No matters other than those discussed in this Information Statement are contained in the written consent signed by the Majority Stockholders. No security holder has requested the Company to include any proposal in this Information Statement.

By Order of the Board of Directors

Chris Ornelas,
General Counsel and Secretary
Dated: [●], 2024
Naples, Florida

Appendix A

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEASLEY BROADCAST GROUP, INC.

Exhibit A

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BEASLEY BROADCAST GROUP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

Beasley Broadcast Group, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

1. Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to add the following new Section 4.4 immediately following existing Section 4.3 thereof, and the current Section 4.4 will become new Section 4.5:

“Section 4.4 Authorized Stock. As of the effectiveness of the filing of this Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Reclassification Effective Time”), the shares of Class A Common and Class B Common, issued and outstanding immediately prior to the Reclassification Effective Time or held in the treasury of the Corporation immediately prior to the Reclassification Effective Time shall be automatically reclassified as and combined into a smaller number of shares such that each five (5) to twenty (20) shares of the Corporation’s Class A Common and Class B Common issued and outstanding or held by the Corporation as treasury stock, shall, automatically and without any action on the part of the respective holders thereof, be reclassified and combined into one (1) share of Class A Common and Class B Common, respectively (the “Reverse Stock Split”). The number of shares that shall be reclassified and combined within the five (5) to twenty (20) range pursuant to the Reverse Stock Split shall be determined by the Board of Directors prior to the Reclassification Effective Time and publicly announced by the Corporation. No fractional shares shall be issued in connection with the Reverse Stock Split. If any holder would otherwise be entitled to a fractional share of Class A Common or Class B Common (after aggregating all fractional shares such holder would otherwise be entitled to receive), then such holder shall be entitled to receive cash (without interest) for such holder’s fractional share equal to the product of the closing sales price of the Class A Common as reported on the Nasdaq Capital Market on the date on which the Reclassification Effective Time occurs multiplied by the number of shares of pre-split Common Stock held by the stockholder that would otherwise have been exchanged for such fractional share. Each holder of record of a certificate or certificates representing one or more shares of Class A Common or Class B Common issued and outstanding immediately prior to the Reclassification Effective Time shall be entitled to receive as soon as practicable following the Reclassification Effective Time, upon surrender of such certificate, a certificate or certificates representing the whole number of shares of Class A Common or Class B Common to which such holder shall be entitled pursuant to the Reverse Stock Split as well cash in lieu of any fractional shares otherwise issuable to such holder in connection therewith. Any certificate representing one or more shares of Class A Common or Class B Common outstanding immediately prior to the Reclassification Effective Time not so surrendered shall, from and after the Reclassification Effective Time, automatically and without the necessity of presenting the same for exchange, be deemed to represent that number of whole shares of Class A Common or Class B Common to which they have been reclassified pursuant to the Reverse Stock Split (as well as the right to receive cash in lieu of any fractional shares otherwise issuable pursuant to the Reverse Stock Split).”

2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, with the stockholders acting by consent in lieu of a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment, and the amendment contemplated hereby, shall be effective on September 26, 2024 at 11:59 p.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, said Beasley Broadcast Group, Inc. has caused this Certificate of Amendment to be signed by its undersigned duly authorized officer on this      day of September, 2024.

BEASLEY BROADCAST GROUP, INC.

By:	/s/ Caroline Beasley
Name:	Caroline Beasley
Title:	Chief Executive Officer